Exhibit 99.1

Fabrinet Announces Fourth Quarter and Fiscal Year 2010

Financial Results

BANGKOK, Thailand – August 18, 2010 – Fabrinet (NYSE: FN), a provider of precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, today announced its financial results for the fourth quarter and fiscal year ended June 25, 2010.

Fabrinet reported total revenue of $157.4 million for the quarter ended June 25, 2010, an increase of 91% compared to revenue of $82.4 million for the comparable period in 2009. GAAP net income in the fourth quarter was $13.6 million, or $0.43 per diluted share, an increase of 245% compared to GAAP net income of $3.9 million, or $0.13 per share in the fourth quarter of 2009.

For fiscal year 2010, Fabrinet reported total revenue was $505.7 million, an increase of 15% compared to revenue of $441.1 million for the fiscal year 2009. GAAP net income was $44.3 million, or $1.41 per diluted share, a 42% increase compared to a GAAP net income of $31.3 million, or $1.00 per share in fiscal 2009.

Tom Mitchell, Chief Executive Officer of Fabrinet, said, “We are pleased with our solid revenue growth in the fourth quarter and full year, and in continuing our long history of profitability. We believe we are expanding our position as a leading specialized engineering and manufacturing partner for the growing optical communications, industrial laser, and sensor markets. We are currently managing the transfer of multiple projects from various customers to Fabrinet in all of these target markets. Our recently completed IPO provided us with approximately $24 million in additional working capital, and we expect our asset-light manufacturing model to continue to enable us to generate strong return on invested capital.”

Mitchell added, “Looking ahead, we believe that macro trends, including continuing demand for more bandwidth and an increasing number of applications for optics, industrial lasers and sensors, will continue to work in our favor. We believe we can continue to attract new customers, as well as engage in additional projects with existing customers. These growth drivers, combined with good revenue visibility from contracts that are currently under agreement, makes us optimistic about our prospects. With our unique engineering and manufacturing capabilities and expertise, and expanding opportunities, we believe we are well positioned to continue to grow our business and build value for our shareholders over the longer-term.”

Business Outlook

Based on information available as of August 18, 2010, Fabrinet is issuing guidance for the first quarter of fiscal 2011 as follows:

The company expects first quarter revenue to be in the range of $160 million to $165 million. GAAP net income is expected to be in the range of $0.38 to $0.40 per share, based on approximately 34.3 million fully diluted weighted average shares outstanding.

Conference Call Information

What:	Fabrinet fourth quarter and fiscal year 2010 financial results conference call
When:	Wednesday, August 18, 2010
Time:	5:00 p.m. ET
Live Call:	(866) 543-6405, domestic
(617) 213-8897, international
Passcode 30425820
Replay:	(888) 286-8010, domestic
(617) 801-6888, international
Passcode 42449277
Webcast:	http://investor.fabrinet.com/ (live and replay)

This press release and any other information related to the call will also be posted on Fabrinet’s website at that location. The webcast will be archived on Fabrinet’s website for a period of one year.

About Fabrinet

Fabrinet provides precision optical, electro-mechanical and electronic manufacturing services to original equipment manufacturers of complex products, such as optical communication components, modules and sub-systems, industrial lasers and sensors. Fabrinet offers a broad range of advanced optical and electro-mechanical capabilities across the entire manufacturing process, including process design and engineering, supply chain management, manufacturing, final assembly and test. Fabrinet focuses on production of high complexity products in any mix and any volume. Fabrinet maintains engineering and manufacturing resources and facilities in Thailand, the People’s Republic of China and the United States. For more information visit: http://www.fabrinet.com.

Safe Harbor

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995 This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectations regarding our return on invested capital, our expectations regarding growth in our target markets and growth in our business and all of the statements under the “Business Outlook” section relating to our forecasted operating results for the first quarter of fiscal year 2011. These forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: less customer demand for our products and services than forecasted; less growth in the optical communications, industrial lasers and sensors markets than we forecast; difficulties expanding into additional markets, such as the semiconductor processing, biotechnology, metrology and material processing markets; increasing competition in the optical manufacturing services markets; difficulties in designing products and services that compete effectively from a price and performance perspective; our reliance on a limited number of customers and suppliers; difficulties in accurately forecasting demand for our services; difficulties in managing our operating costs; difficulties in managing and operating our business in multiple countries (including in the U.S., Thailand and the People’s Republic of China) and other important factors as described in Fabrinet reports and documents filed from time to time with the Securities and Exchange Commission (SEC), including the factors described under the sections captioned “Risk Factors” in our final prospectus, filed on June 25, 2010. We disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

SOURCE: Fabrinet

Investor:

Mark J. Schwartz

Fabrinet

925-934-2048

mschwartz@fabrinet.com

or

Media:

Ted Lowen

ICR

646-277-1238

tlowen@icrinc.com

Fabrinet

Condensed Consolidated Balance Sheets

(in thousands of U.S. dollars, except share data)

(unaudited)

	June 25, 2010	June 26, 2009
Assets
Current assets
Cash and cash equivalents	$84,942	$114,845
Receivable from initial public offering	26,319	—
Trade accounts receivable, net	101,514	51,783
Trade accounts receivable, related parties	—	12,264
Inventories, net	98,146	47,841
Deferred income taxes	696	431
Deposit for land purchase	2,162	—
Prepaid expenses and other current assets	2,547	1,218

Total current assets	316,326	228,382

Non-current assets
Property, plant and equipment, net	57,651	56,034
Intangibles, net	1,220	1,344
Deferred income taxes	1,626	1,427
Deposits and other non-current assets	602	898

Total non-current assets	61,099	59,703

Total assets	$377,425	$288,085

Liabilities and Shareholders’ Equity
Current liabilities
Long-term loans from banks, current portion	$6,008	$7,933
Trade accounts payable	102,977	51,020
Trade accounts payable, related parties	—	2,557
Income tax payable	2,521	864
Accrued payroll, profit sharing and related expenses	3,895	3,868
Accrued expenses	3,567	2,353
Other payables	5,935	1,417

Total current liabilities	124,903	70,012

Non-current liabilities
Long-term loans from banks, non-current portion	14,377	19,385
Severance liabilities	3,456	2,697
Other non-current liabilities	2,526	2,486

Total non-current liabilities	20,359	24,568

Total liabilities	145,262	94,580

Shareholders’ equity
Preferred shares (5,000,000 shares authorized, $0.01 par value; no shares issued and outstanding as of June 25, 2010 and June 26, 2009, respectively)	—	—
Ordinary shares (500,000,000 shares authorized, $0.01 par value; 33,751,730 shares and 30,636,622 shares issued and outstanding as of June 25, 2010 and June 26, 2009, respectively)	337	306
Additional paid-in capital	54,786	29,633
Retained earnings	177,040	163,566

Total shareholders’ equity	232,163	193,505

Total Liabilities and Shareholders’ Equity	$377,425	$288,085

Fabrinet

Condensed Consolidated Statements of Operations

(in thousands of U.S. dollars, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	June 25, 2010	June 26, 2009	June 25, 2010	June 26, 2009
Revenues
Revenues	$128,005	67,313	424,548	337,846
Revenues, related parties	29,406	15,087	81,164	101,895
Income from production wind-down and transfer agreements, related party	—	—	—	1,358

Total revenues	157,411	82,400	505,712	441,099
Cost of revenues	(138,031)	(74,049)	(441,370)	(383,058)

Gross profit	19,380	8,351	64,342	58,041
Selling, general and administrative expenses	(4,227)	(3,336)	(16,192)	(21,960)
Restructuring charges	—	—	—	(2,389)

Operating income	15,153	5,015	48,150	33,692

Interest income	73	134	327	756
Interest expense	(103)	(220)	(500)	(1,266)
Other income	91	—	(40)	—
Foreign exchange gain (loss), net	153	(289)	153	360

Income before income taxes	15,367	4,640	48,090	33,542
Income taxes	(1,793)	(703)	(3,767)	(2,238)

Net income	$13,574	3,937	44,323	31,304

Earnings per share
Basic	$0.44	0.13	1.44	1.03
Diluted	$0.43	0.13	1.41	1.00

Weighted average number of ordinary shares outstanding
Basic	30,950	30,577	30,854	30,360
Diluted	31,457	31,308	31,369	31,183